UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   August 15, 2024
(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.
Hercules, California 94547
(Address of principal executive offices, including zip code)

(510)724-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, Par Value $0.0001 per share	BIO	New York Stock Exchange
Class B Common Stock, Par Value $0.0001 per share	BIO.B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2024, Bio-Rad Laboratories, Inc. (the “Company”) announced the appointment by the Board of Directors of the Company of Jonathan P. DiVincenzo as the Company’s President and Chief Operating Officer (including as principal operating officer), effective September 9, 2024.

Mr. DiVincenzo, age 59, brings more than 30 years of industry experience across strategic, operational, and commercial organizations in both life science and diagnostics. Mr. DiVincenzo joins the Company from Labcorp Holdings Inc., a global provider of comprehensive laboratory services, where he was most recently Executive Vice President and President, Central Laboratories & International from May 2023 to August 2024. Prior to that, at Labcorp, he was President, Clinical Trials Testing Solutions from October 2019 to May 2023, and Senior Vice President, GM, Covance, from August 2017 to October 2019. Prior to Labcorp, from 2013 to 2016, Mr. DiVincenzo was President of the Environmental Health Division at PerkinElmer, a global company focused on diagnostics, life science research, food quality, environmental health, and industrial testing. From 2012-2013, he was CEO of Enzymatics, a privately held molecular biology reagents company. Prior to that, Mr. DiVincenzo held roles of increasing responsibility in the Biosciences and Lab Water businesses of EMD Millipore, a subsidiary of Merck KGaA. Mr. DiVincenzo holds a Bachelor of Science degree in mechanical engineering from Northeastern University.

The Company and Mr. DiVincenzo entered into an employment offer letter providing for, among other things, an annual base salary of $665,000 and a 2024 target cash bonus under the Company’s corporate incentive bonus plan of 100% of his eligible earnings. Within sixty days of his hire date, the Company’s Board will grant Mr. DiVincenzo restricted stock units valued at $2,500,000, and he also is eligible to participate in the executive long term incentive plan effective with the 2025 fiscal year, with an annual targeted grant value of $2,500,000 in 2025. The offer letter also includes a $1.3 million sign-on bonus (minus applicable taxes) payable by February 15, 2025. Mr. DiVincenzo is eligible for a housing and household goods relocation credit of up to $150,000, to be reimbursed based on submitted expenses, and for payment of his commuting costs (travel-related expenses) for up to six months to and from Indianapolis, Indiana. If, within the first 24 months of his employment, Mr. DiVincenzo voluntarily decides to leave the Company without Good Reason or is terminated for Cause, Mr. DiVincenzo will be responsible for repayment of the sign-on bonus and all relocation costs. If Mr. DiVincenzo’s employment with the Company is terminated by the Company without Cause or he resigns for Good Reason, he will be entitled to a lump sum payment equal to eighteen months of his then current annual base salary, provided that he first enters into a full release of all claims in favor of the Company, its affiliates, and their respective officers, directors and employees in a form provided by the Company. A copy of the employment offer letter entered into between the Company and Mr. DiVincenzo is filed as Exhibit 10.1 to this report.

There are no arrangements or understandings between Mr. DiVincenzo and any person other than the Company pursuant to which he was appointed as President and Chief Operating Officer. There is no family relationship between Mr. DiVincenzo and any director or executive officer of the Company or any person nominated or chosen to become a director or executive officer of the Company. Mr. DiVincenzo has no material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. DiVincenzo is furnished with this report as Exhibit 99.1.

As previously disclosed, on April 10, 2024, Andrew Last, the Company’s Executive Vice President, Chief Operating Officer (and principal operating officer) notified the Company that he intends to retire from his position by early September 2024. Dr. Last will be retiring from his position on September 5, 2024.

Effective on Mr. DiVincenzo’s September 9, 2024 start date as the Company’s President and Chief Operating Officer, Norman Schwartz will continue as the Company’s Chief Executive Officer and Chairman of the Board and will no longer be the Company’s President.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Offer Letter between the Company and Mr. DiVincenzo dated August 2, 2024
99.1	Press Release dated August 20, 2024
104.1	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date:	August 20, 2024	By:	/s/ Courtney C. Enloe
Courtney C. Enloe
Executive Vice President, General Counsel & Secretary